Joint Filer Information


NAME: Michael Zimmerman

ADDRESS:  623 Fifth Avenue, 32nd Floor
          New York, New York 10022

DESIGNATED FILER: Prentice Capital Management, LP

ISSUER: Gaiam, Inc.

DATE OF EVENT REQUIRING STATEMENT: May 19, 2006


SIGNATURE:



/s/ Michael Zimmerman
-----------------------
   Michael Zimmerman